Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Tenax Therapeutics, Inc. and Subsidiary, formerly Oxygen Biotherapeutics, Inc. (the “Company”), of our report dated March 14, 2016, relating to the consolidated balance sheets of the Company as of December 31, 2015 and April 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the eight months ended December 31, 2015 and each of the years in the three-year period ended April 30, 2015, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2015, which appears in the Company’s annual report on Form 10-KT and incorporated by reference herein.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
March 14, 2016